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Exhibit 10.4

CONSENT

December 17, 2002

Ms. Stacey Peterson
Chief Financial Officer
TTM Technologies, Inc.
17550 NE 67th Court
Redmond, WA 98052

Re:
Amended and Restated Credit Agreement dated as of September 29, 2000, as amended (the "Credit Agreement") among TTM Technologies, Inc. (formerly known as Pacific Circuits, Inc.) (the "Borrower") and the Domestic Subsidiaries of the Borrower (the "Guarantors"), the several banks and other financial institutions party thereto (the "Lenders") and Wachovia Bank, National Association (formerly known as First Union National Bank), as administrative agent for the Lenders (the "Administrative Agent")

Ladies and Gentlemen:

        Reference is hereby made to the above-referenced Credit Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Credit Agreement.

        You have advised us that the Borrower intends to acquire all the outstanding capital stock of [Project Titanium] (the "Target Company"), for an aggregate consideration of $1, not including the fees and expenses associated therewith (the "Acquisition"). You have also advised us that the Acquisition would be permitted by Section 6.5(b) of the Credit Agreement except that the Target Company does not have earnings before interest, taxes, depreciation and amortization for the prior four fiscal quarters in an amount greater than $0 (the "Earnings Requirement"). In order to consummate the Acquisition of the Target Company, the Borrower has requested the consent and agreement of the Lenders.

        The undersigned Lenders hereby consent and agree that, notwithstanding the Earnings Requirement of Section 6.5(b) of the Credit Agreement, upon satisfaction of each of the other requirements set forth in Section 6.5(b), the Borrower may consummate the Acquisition of the Target Company.

        The foregoing consent is conditioned upon the occurrence of the following: (i) the Borrower shall have consummated the Acquisition of the Target Company and (ii) the Borrower's satisfaction of each of the terms and conditions within the applicable time periods set forth in the attached Exhibit A in a manner acceptable to the Administrative Agent in its reasonable discretion.

        Except to the extent specifically provided to the contrary in this Consent, all terms and conditions of the Credit Agreement shall remain in full force and effect, without modification or limitation. This Consent shall not operate as a consent to any other action or inaction by the Parent, the Borrower or any of its Subsidiaries, or as a waiver or amendment of any right, power, or remedy of any Lender or the Administrative Agent under the Credit Agreement nor constitute a consent to any such action or inaction, or a waiver or amendment of any provision contained in the Credit Agreement except as specifically provided herein. This Consent may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall be deemed to constitute one and the same instrument.

        Please indicate your acknowledgment, acceptance and agreement or consent, as the case may be, to the foregoing Consent by signing in the space provided below and returning an executed counterpart to the Administrative Agent by NO LATER THAN 5:00 P.M. THURSDAY, DECEMBER 19, 2002.

[The remainder of this page is intentionally left blank.]

Very truly yours,
WACHOVIA BANK, NATIONAL ASSOCIATION individually in its capacity as a Lender and in its capacity as Administrative Agent
By:	/s/ DAVID K. HALL
Name:	David K. Hall
Title:	Vice President

SUNTRUST BANK, as a Lender
By:	/s/ LEE MCCRARY Title: Vice President

FLEET NATIONAL BANK as a Lender
/s/ GREG ROUX
By:	Greg Roux
Title:	Director

Acknowledged, Accepted and Agreed to:
TTM TECHNOLOGIES, INC. (formerly known as Pacific Circuits, Inc), a Washington corporation, as Borrower
By:	/s/ STACEY M. PETERSON
Name:	Stacey M. Peterson
Title:	CFO
Consented to by:
POWER CIRCUITS, INC., a California corporation
By:	/s/ STACEY M. PETERSON
Name:	Stacey M. Peterson
Title:	CFO

EXHIBIT A

TTM Technologies, Inc.
Consent Conditions
December 17, 2002

Consent Fee:	The Administrative Agent shall have received, for the account of each Lender approving this Consent on or before December 19, 2002, a consent fee equal to .50% of the Revolving Commitment of each such Lender under the Credit Agreement, such fee to be payable upon the consummation of the Acquisition.
Term Loan Prepayment:
On or before December 31, 2002, the Borrower shall prepay the Term Loans in an amount such that after giving effect to such prepayment(s), the aggregate outstanding Term Loans will be no more than $10 million, such prepayment to be applied consistent with the terms of the Credit Agreement. To the extent that the fixed asset and real estate appraisals discussed in the section entitled "Due Diligence" below (after applying an advance rate of up to 85% on fixed assets (using net orderly liquidation value) and up to 75% on real estate (using fair market value), which rates shall be determined by the Lenders, the "Advance Rates") result in an aggregate collateral value (of such assets of the Borrower and its subsidiaries) of less than $10,000,000, the Borrower will be required to make an additional prepayment in an amount such that after giving effect to such additional prepayment, the aggregate collateral value (after applying the Advance Rates) shall be greater than or equal to the aggregate outstanding Term Loans.
Limitation on Revolving Commitment:
The Revolving Commitment shall be immediately reduced to $10 million until such time as the Required Lenders and the Borrower shall have entered into an amendment to the Credit Agreement (discussed below) which shall, among other things, establish a Borrowing Base (discussed below) with respect to availability.
Other Conditions:
On or before December 18, 2002, the Lenders shall have received the most recent draft of the Stock Purchase Agreement, which agreement, including, without limitation the indemnification provisions contained therein, shall be in form and substance reasonably satisfactory to the Required Lenders.

Due Diligence:	On or before February 28, 2003:
	•	the Administrative Agent, on behalf of the Lenders, will arrange and/or shall have received (i) the results of a collateral field exam (to include accounts receivable and inventory) and inventory appraisals, fixed asset appraisals (using net orderly liquidation value) and real estate appraisals (using fair market value) to be performed by a third party with respect to the Borrower and the Target Company, (ii) the 2003 budget of the Borrower and its subsidiaries, certified by a Responsible Officer of the Borrower, (iii) a copy of the most recently completed environmental audit of the Target Company and (iv) a final executed copy of the Stock Purchase Agreement, which agreement, shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Required Lenders.
	•	the Lenders shall have received all accounting and other third party due diligence items reasonably requested by the Lenders; and
	•	the occurrence of a meeting with the Lenders (prior to the closing of the Amendment) to update Lenders with respect to any outstanding due diligence questions and provide an update on the integration of Target Company.
Amendments to Credit Agreement:
On or before February 28, 2003 or such additional time as the Required Lenders shall deem necessary or appropriate, the Borrower and the Required Lenders shall have entered into a satisfactory amendment to the Credit Agreement which shall, among other things, provide for the following:
Borrowing Base:
Revolving Loan and Letter of Credit availability shall be determined by a Borrowing Base equal to the sum of (a) 85% of eligible receivables of the Borrower and its subsidiaries and (b) 50% of eligible inventory of the Borrower and its subsidiaries valued at the lesser of cost or fair market value; provided, however, that the percentages set forth above are subject to modification based upon the results from both an accounts receivable and inventory field audit to be conducted on behalf of the Administrative Agent.

Amortization:
Section 2.2(b) of the Credit Agreement shall be amended to provide that the remaining balance of the Term Loan shall be amortized evenly over the remaining nine (9) quarterly scheduled principal payments (after giving effect to the application of the prepayments discussed herein) beginning September 30, 2003 at a percentage rate of 11.11% per quarter.
Covenants:
The covenants will remain the same; provided, however, for purposes of calculating the financial covenants, income statement items (whether positive or negative) and capital expenditures attributable to the Target Company shall not be included to the extent relating to any period prior to the consummation of the Acquisition of the Target Company).
Pricing:	The pricing grid will remain the same.
Security:
(i) The Administrative Agent (on behalf of the Lenders) shall receive a first priority perfected security interest in all of the capital stock of the Target Company and each of the direct and indirect domestic subsidiaries of the Target Company and (ii) the Borrower shall cause the Target Company to, be subject at all times to a first priority, prefected Lien with respect to all of such Target Company's Collateral (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.
Amendment Fee:
The Administrative Agent shall have received, for the account of each Lender, an amendment fee equal to .50% of such Lender's Term Loan Commitment Percentage of the aggregate outstanding Term Loans as of the date of such Amendment.
Other:	Such other amendments and/or modifications consistent with financings of this type, the consent and this transaction in particular.

Expenses:
Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence (including, without limitation, the expenses and costs of all field exams and appraisals), including without limitation, the reasonable legal fees of the Administrative Agent's counsel regardless of whether or not the Consent is approved or an Amendment to the Credit Agreement is closed.

        The Borrower's failure to comply with any or all of the terms and conditions set forth above by the appropriate date(s) (or such additional time as the Required Lenders shall deem necessary or appropriate) will constitute an Event of Default under the existing Credit Agreement.

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CONSENT
EXHIBIT A
TTM Technologies, Inc. Consent Conditions December 17, 2002